Exhibit 10.4

DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (this “Agreement”), is dated as of June 1, 2018 (the “Effective Date”), by and between Covia Holdings Corporation, a Delaware corporation (“Distributor”) and SCR-Sibelco NV, a Belgian public company (“Producer”).

WHEREAS, Producer seeks to have Distributor serve as a distributor of certain of its Products as hereinafter defined under the terms and conditions set forth herein; and

WHEREAS, Distributor seeks to distribute the Products in accordance with the terms set forth herein and further seeks a license to use certain trademarks owned by Producer in conjunction with its sale of Producer’s Products;

NOW, THEREFORE, the parties, intending to be bound, agree as follows:

1. Appointment of Distributor.

(a) Subject to the provisions of this Agreement, Producer hereby appoints Distributor as an authorized distributor for the Producer materials listed on the attached Exhibit A (“Products”) on an exclusive basis for the Industries listed on attached Exhibit B (each, an “Industry”) within the geographical area listed on attached Exhibit C (the “Trading Area”), and Distributor hereby accepts such appointment. The provisions of this Agreement constitute the entire agreement and understanding between the parties on the subject matter of this Agreement, and except as specifically set forth herein, there are no additional agreements, understandings, representations, covenants, warranties or guaranties, written or oral, between the parties, relating to the subject matter of the Agreement. Prior arrangements, agreements and understandings, if any, are superseded by this Agreement. Distributor may perform its responsibilities under this Agreement through its subsidiaries. Further, Distributor may appoint any third party to act as a sub-distributor, upon obtaining Producer’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned.

(b) The relationship of the parties created pursuant to this Agreement is, and is intended to be, that of independent contractors. Distributor will not by any action represent itself as having the authority to assume or create any obligation or liability on behalf of Producer. Distributor understands and acknowledges that its relationship with Producer is that of a buyer to a seller and that Distributor is not an agent, partner or franchisee of Producer. Distributor will purchase Products and resell them in Distributor’s own name, for Distributor’s own account, and at Distributor’s own risk. Under no circumstances will this Agreement be construed as appointing Distributor as a commercial or other agent of Producer pursuant to the laws of any country.

2. Distributor Responsibilities. The Distributor shall:

(a) Diligently sample (by passing to Producer sample requests of existing and potential customers in the Trading Area), sell, advertise and promote the sale of the Products to the Industry in the Trading Area to fulfill the Products sales objectives mutually established by the parties from time to time;

(b) Maintain a bona fide sales department adequately staffed, trained and equipped to enable Distributor to serve the Industry in the Trading Area adequately and properly, to give customers technical sales assistance, address and resolve customer complaints and to fulfill its other obligations under this Agreement;

(c) Maintain adequate sales and warehouse facilities as well as a representative and adequate stock of the Products to meet the demands of the Industry in the Trading Area;

(d) Prepare and maintain, and submit to the Producer on a monthly basis, all documentation and reports reasonably required from time to time to be prepared, maintained or submitted, including but not limited to, the following: customer, sales, freight and inventory data regarding the Products, pricing and volume data, and call reports regarding visits to existing and potential customers in the Trading Area, all in such form and at such times as Producer may from time to time reasonably request;

(e) Maintain adequate supply of all current literature (including product data sheets, safety data sheets (“SDS”), brochures, etc.) relating to the Products and to provide customers and prospective customers with copies of the same at the time of Product inquiry or sale and, in particular, maintain and provide all customers of Products with appropriate safety related literature and SDS in full compliance with all applicable regulatory requirements including, as applicable, the OSHA Hazard Communication Standard;

(f) Participate in trade shows and exhibitions in the Trading Area where, in Distributor’s reasonable business judgment, such participation will promote the Products;

(g) Not make any representation or warranty with respect to any Products, other than as expressly provided by Producer;

(h) Conduct its business in a professional and ethical manner, and in compliance with all applicable laws including, without limitation, those pertaining to taxes and the prohibition of corruption, bribery and the offering of inducements to public or semi-public officials, including the United States Foreign Corrupt Practices Act;

(i) In the event Distributor purchases any Products in bulk and then bags such material prior to sale to customers, Distributor shall (i) use bagging and packaging materials which will fully comply with any and all applicable laws and regulations including, as applicable, the OSHA Hazard Communication Standard; and (ii) only sell and distribute Products in bags or containers bearing a health warning which has either been: (A) approved in writing by Producer or (B) provided by Producer;

(j) Sell, advertise and promote the Products only to customers in the Industry within the Trading Area and promptly refer all orders for Products from outside the Trading Area, and any orders for Products from inside the Trading Area for use outside the Industry, in each case where Distributor is not authorized to sell such Products, to Producer or its nominee.

3. Producer’s Responsibilities.

(a) Provided Distributor is not in breach of any of its obligations under this Agreement, Producer shall (i) sell the Products to the Distributor as provided in this Agreement; (ii) supply Distributor without charge with reasonable quantities of its regular promotional materials relating to the Products, including safety and technical data sheets, bulletins and such other data as Producer may from time to time have for promotional purposes; (iii) provide Distributor with reasonable technical assistance; (iv) provide Distributor with reasonable assistance to address and resolve customer complaints; and, (v) fulfill sample requests of existing and potential customers in the Trading Area.

(b) Producer shall conduct its business in a professional and ethical manner, and in compliance with all applicable laws including, without limitation, those pertaining to taxes and the prohibition of corruption, bribery and the offering of inducements to public or semi-public officials, including the United States Foreign Corrupt Practices Act.

4. Pricing.

(a) Commencing on the Effective Date and continuing in effect through and including December 31, 2018, except as otherwise agreed in writing between the parties, the initial price of each Product to be sold to Distributor under this Agreement for re-sale by Distributor in a Trading Area shall be set at a price equal to 90% of the average net re-sale price of such Product charged by Distributor to customers in such Trading Area (exclusive of any sales, use, property, excise, occupation, import or export tax or other similar tax levied or that may be levied by any federal, state, governmental or other taxing authorities in connection with the sales of the Products, and any applicable transportation and logistics related costs, duties, fees or surcharges) over the immediately preceding calendar year, January 1, 2017 through and including December 31, 2017.

(b) Subject to Section 4(c) below, commencing on February 1, 2019, effective as of February 1 of each calendar year occurring during the Term and continuing in effect for the remainder of the subject calendar year, except as otherwise agreed in writing between the parties, the price of each Product to be sold to Distributor under this Agreement for re-sale by Distributor in a Trading Area shall be set at a price equal to 90% of the average net re-sale price of such Product charged by Distributor to customers in such Trading Area (exclusive of any sales, use, property, excise, occupation, import or export tax or other similar tax levied or that may be levied by any federal, state, governmental or other taxing authorities in connection with the sales of the Products, and any applicable transportation and logistics related costs, duties, fees or surcharges) over the immediately preceding calendar year; provided that, if the foregoing adjustment would result in a price increase or decrease of greater than 10% as a result of extraordinary market circumstances (for example, a temporary shortage of supply due to unforeseen circumstances), or if Producer’s documented production costs have increased by greater than 10% over the immediately preceding calendar year, the parties shall negotiate in good faith an appropriate price adjustment that excludes, to the extent possible, the impact of such extraordinary market circumstance.

(c) The price at which a Product shall be sold by Producer to Distributor during a calendar year, as determined pursuant to Section 4(b) above, shall be subject to adjustment, as described below in this Section 4(c), from time to time during such calendar year in the event that the currency exchange rate between the currency of the country where the Producer’s producing plant is located and the currency of the country where the Distributor’s customer who is purchasing such Product is located is increased or decreased by greater than 10% above or below the amount of such currency exchange rate at the later to occur of (i) January 1 of the then current calendar year, or (ii) the last date, if any, on which the price of such Product was previously adjusted by the parties under this Section 4(c) during the then calendar year. The parties shall negotiate in good faith an appropriate price adjustment that excludes, to the extent possible, the impact of any such fluctuation in the currency exchange rate. For purposes of this Section 4(c), currency exchange rate shall mean the applicable currency exchange rate reported by the Wall Street Journal or, if the Wall Street Journal shall cease to report such information, as reported by such other internationally recognized reporting service as agreed between the parties.

(d) With respect to any Product shipped directly from the Producer’s plant or warehouse (each, the “Producer Location”) to the Distributor’s customer, the manner of shipment shall be the incoterm (ICC Incoterms 2010) requested by such customer. With respect to any Product shipped directly from the Producer Location to Distributor’s warehouse, the manner of shipment shall be the incoterm (ICC Incoterms 2010) as agreed between the parties. In all instances, the allocation of risk and transportation and logistics related costs, duties, fees and surcharges shall be as provided in the subject incoterm. Delivery dates and shipment dates are estimates only and are not guaranteed.

(e) Distributor shall pay Producer for Products in US dollars in the full amount invoiced by Producer, without deduction or set-off of any kind. Payment shall be made net sixty (60) days after the date of shipment.

5. Warranty.

(a) Producer warrants solely to Distributor only that (i) Products furnished hereunder shall conform to applicable specifications and (ii) Distributor shall acquire good and marketable title to the Products, and no other warranty shall be implied. Provided that Distributor gives notice in accordance with Section 5(b) below, if Products sold hereunder fail to conform to applicable specifications, demonstrated to Producer’s reasonable satisfaction to have existed at the time of departure from Producer’s plant, Producer, reserving the right to inspect Products, shall, at Producer’s option, replace at Producer’s expense F.O.B. Distributor’s plant or give Distributor credit for Products determined to be non- conforming. Producer shall not be obligated to replace or provide credit for Products that shall have been subjected to alteration, contamination, improper maintenance or storage, misapplication, misuse, negligence or accident during or after shipment from Producer’s plant. The remedy set forth in this Section 5(a) shall be the sole and exclusive remedy available to Distributor for breach of warranty. In no event shall Distributor’s remedy exceed the purchase price of the non- conforming Products, plus any transportation and logistics costs paid by Producer to supply replacement materials to Distributor as described above in this Section 5(a) and Producer shall not be liable for any other loss or damage, whether direct or indirect. THE WARRANTIES SET FORTH IN THIS SECTION 5 ARE THE ONLY WARRANTIES APPLICABLE TO THE PRODUCTS SOLD HEREUNDER.

ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE SPECIFICALLY DISCLAIMED AND SHALL NOT APPLY. Distributor is solely responsible for determining suitability for use and Producer shall in no event be liable in this respect. The giving or failure to give advice, recommendation or safety warnings of any character by Producer shall not impose any liability upon Producer.

(b) It shall be the duty of Distributor to thoroughly inspect the Products purchased from Producer. Except for claims based on latent defects (which the parties recognize may not be discoverable through an inspection), all claims of any nature relating to the Products for any defect, non-conformity or discrepancy in quantity or delivery date, shall be made in writing to Producer’s customer service department within 30 days of receipt of such Products by Distributor. Failure to make any such written claim within the above-prescribed period shall constitute waiver of any such claims and shall be deemed acceptance of such materials, quantities or delivery dates.

(c) Neither party shall be liable to the other party for any special, incidental, consequential, indirect or punitive damages (including loss of (anticipated) profits) arising in any way out of this Agreement, however caused and on any theory of liability, except with respect to claims based on intentional fraud or intentional misconduct. For the avoidance of doubt, if any of the foregoing damages are awarded to a third party and a party has a right to bring a claim against the other party under this Agreement in respect of such third party claim, such damages will be considered direct damages.

6. Safety Warning and Handling.

(a) WARNING: RESIN COATED PROPPANTS—POSSIBLE DUST EXPLOSION HAZARD AND MAY CAUSE ALLERGIC SKIN REACTION. WARNING: FRACTURING SAND AND RESIN COATED PROPPANTS—MAY CAUSE DELAYED LUNG INJURY AND CANCER HAZARD. BOTH MATERIALS CONTAIN FREE CRYSTALLINE SILICA. DO NOT BREATHE DUST. PROLONGED INHALATION OF THE ABOVE AND OF AIRBORNE SILICA CONTAINED IN SILICA SAND, CRISTOBALITE AND MATERIALS CONTAINING SILICA CAN CAUSE DELAYED LUNG INJURY AND/OR RESPIRATORY DISEASE, INCLUDING SILICOSIS, A PROGRESSIVE DISABLING AND SOMETIMES FATAL LUNG DISEASE. THE INTERNATIONAL AGENCY FOR RESEARCH ON CANCER HAS DETERMINED THAT SILICA DUST (WHICH INCLUDES CRYSTALLINE AND MICROCRYSTALLINE SILICA), CRISTOBALITE DUST AND CRYSTALLINE SILICA INHALED FROM OCCUPATIONAL SOURCES CAN CAUSE CANCER IN HUMANS. AVOID CREATING DUST WHEN HANDLING, USING OR STORING. FOLLOW OSHA OR OTHER RELEVANT SAFETY AND HEALTH STANDARDS AND USE GOOD HOUSEKEEPING AND ADEQUATE VENTILATION TO KEEP EXPOSURE BELOW RECOMMENDED EXPOSURE LIMITS. AVOID PROLONGED OR REPEATED SKIN CONTACT. THE RISK OF LUNG DISEASE IS INCREASED IF SMOKING IS COMBINED WITH SILICA RESPIRATION. CURRENT SAFETY DATA SHEET IS AVAILABLE AND SHOULD BE CONSULTED BEFORE HANDLING THIS MATERIAL. PROPER RESPIRATORY PROTECTION, SILICA DUST PREVENTION AND APPLICABLE HEALTH AND SAFETY REGULATORY PROTOCOLS MUST BE STRICTLY OBSERVED AT ALL TIMES WHEN HANDLING MATERIALS

SUPPLIED BY PRODUCER TO MINIMIZE RISK OF INJURY DUE TO INHALATION OF AIRBORNE SILICA. RESIN COATED PROPPANTS: UNLOADING OPERATIONS—DO NOT EXCEED 5 PSI WHEN UNLOADING THIS MATERIAL TO MINIMIZE THE CREATION OF AIRBORNE DUST AND POSSIBLE DUST EXPLOSION HAZARD.

(b) PRODUCER WILL NOT BE LIABLE TO DISTRIBUTOR FOR ANY HARMFUL HEALTH EFFECTS WHICH MAY BE CAUSED BY EXPOSURE TO MATERIALS SUPPLIED BY PRODUCER HEREUNDER. Distributor warrants that it will adequately warn all of its employees and customers who may come in contact with materials supplied by Producer of the above described health hazards. Further, Distributor warrants it will fully comply with all applicable health and safety regulations and orders relating to the workplace handling of Products supplied by Producer. Distributor agrees that if the Products supplied hereunder are resold by Distributor, Distributor will include in its contract for resale provisions which include the full substance of those contained in this Section 6, including the foregoing safety warning.

7. Producer Label, Products and Information. Distributor agrees that it will not remove from any Product purchased hereunder, or obliterate, any label, decal, trademark, product warning or instruction, patent or manufacturer’s lot numbers placed thereon by Producer.

8. Trademarks.

(a) The Distributor shall not use or register any trademark used by or registered in the name of Producer, or any affiliate of Producer (“Producer Trademarks”), or any word or trademark that is similar in sight, sound or meaning, or otherwise likely to be confused therewith, in any manner except as permitted by Producer in connection with the promotion, advertising, and sale of each of the Products. Distributor shall observe all applicable quality standards specified by Producer as to the manner of use of the Producer Trademarks applicable to each of the Products being distributed by Distributor in the packaging, labeling, promoting, advertising and/or selling of such Products by Distributor. On Producer’s request, all packaging, labels, promotional and advertising materials created by Distributor and containing any Producer Trademark, as well as the promotion of any of the Products with the applicable Producer Trademark by Distributor at any trade show, shall be subject to review and approval by Producer. Upon termination of this Agreement, Distributor shall cease immediately all use of the Producer Trademarks, and shall remove them or cause them to be removed from all signs, advertisements, letterheads, bill heads, forms, listings and any other things on which they may be used by the Distributor, and shall discontinue all representations from which it might be inferred that Distributor is an authorized distributor of any of the Products of Producer. The Distributor acknowledges Producer’s exclusive ownership of Producer Trademarks and acquires no right, title or interest in or to the Producer Trademarks hereunder.

(b) Producer hereby grants to the Distributor for the Term, and subject to the terms and conditions herein, a non-exclusive, non-transferable, revocable right to use the Producer Trademarks in connection with the marketing and promotion of the Products in the Trading Area in accordance with the terms and conditions of this Agreement and any guidelines issued by Producer from time to time. During the Term, Distributor shall have the right to indicate to the public that it is an authorized Distributor of the Products.

9. Product Changes. Producer reserves the right from time to time, in its absolute discretion, without incurring any liability to the Distributor with respect to any purchase order previously placed or inventory held by Distributor, or otherwise, to discontinue or to limit its production or alter the specifications of any Product or Product line, to terminate or limit deliveries of any Product or Product line, the production of which is so discontinued, limited or altered, and to add new and additional products or product lines; provided, that, any new products or product lines shall first be offered to Distributor for exclusive resale in the Industry in the Trading Area pursuant to the terms and conditions set forth herein.

10. Term; Termination.

(a) This Agreement shall commence on the Effective Date and shall, unless earlier terminated pursuant to subsections (b) through (f) hereof, continue for a term of twenty (20) years following the Effective Date (“Term”).

(b) Producer may terminate this Agreement, effective upon written notice to Distributor, if Distributor’s annual sales volumes of Products by Industry or Trading Area fall below the Applicable Minimum for two consecutive calendar years during the Term; provided however that if Producer has supplied Product volumes less than 2016 levels in such year(s), Producer may only terminate if Distributor failed to sell at least 80% of the Product supply made available by Producer to Distributor in such year(s). For purposes of this Agreement, “Applicable Minimum” means the amount set forth on Exhibit B with respect to each Industry or on Exhibit C with respect to each Trading Area, as the context requires.

(c) Producer may terminate this Agreement, effective upon written notice to Distributor, if Distributor: (i) fails to make any payment called for under this Agreement by the date falling ten (10) days after the due date, and such failure has continued for twenty (20) or more days after Distributor receives written notice from Producer specifying the failure to pay by such date; (ii) breaches any of its obligations or restrictions in Section 2(h), 2(j), 7 or 8; or (iii) for any reason, suffers the loss of any license or permit required by law that is necessary for Distributor to carry out any of its obligations under this Agreement, and such loss has continued for thirty (30) or more days.

(d) Either party may terminate this Agreement, effective upon written notice to the other party (i) if such other party fails to observe or perform any of its obligations in this Agreement (other than those obligations addressed in Section 10(b) or 10(c)), and such failure has continued for thirty (30) or more days after such party receives written notice from the other party specifying the nature of the alleged breach; (ii) if such other party voluntarily commences any proceeding or files a petition seeking liquidation, reorganization or other relief under any bankruptcy, receivership or similar law; or (iii) if an involuntary proceeding is commenced or petition is filed against such other party seeking liquidation, reorganization or other relief in respect of such party under any bankruptcy, receivership or similar law, and such proceeding or petition is not dismissed within sixty (60) days after first initiated.

(e) This Agreement, and all obligations, terms and conditions contained herein, shall automatically terminate without any further action required by any party upon Distributor, directly or indirectly, ceasing to own more than 50% of the issued and outstanding shares of common stock of Producer.

(f) Notwithstanding anything to the contrary in this Agreement, if a termination is based on Section 10(b), 10(c) or 10(d) and the circumstance giving rise to such termination is attributable to only a particular Industry or jurisdiction of the Trading Area, then the termination may only apply to such particular Industry or jurisdiction. If this Agreement is only terminated in part, it will continue in full force and effect with respect to the remaining Industry(ies) and jurisdictions of the Trading Area.

11. Rights on Termination. Termination of this Agreement shall not affect any right of Producer or Distributor that shall have arisen prior to such termination, except that:

(a) Producer thereafter has the right, but shall be under no obligation, to deliver to Distributor any Product for which it may have accepted an order from Distributor, whether such order was scheduled for delivery prior to the date of such termination or subsequent thereto, but Distributor agrees to immediately pay the agreed price for said Products if delivered.

(b) In the event that Producer shall determine not to deliver to Distributor, Distributor may, or at Producer’s option shall, assign any unfilled customers’ orders on hand at time of termination for the Products to Producer and Producer will ship and bill the customer directly, provided that customer’s credit is satisfactory to Producer. On such orders Producer will pay Distributor a selling commission of 5% of Distributor’s quoted price to the customer for such Products. No further orders beyond those on hand at termination would be handled in this manner.

(c) Producer has the right, but shall be under no obligation, to take back or transfer to another distributor any of the Products which Distributor has not sold within one hundred twenty (120) days from the date of termination and wishes to return to Producer. If such returned Products are unused, undamaged and in a salable condition, as reasonably determined by Producer, Producer will repay to Distributor an amount equal to Distributor’s reasonably substantiated Laid In Cost therefore. Appropriate adjustments will be made in the case of used or damaged goods. For purposes of this Agreement, “Laid-In Cost” means the sum of (i) the price paid by Distributor to Producer for such inventory, plus (ii) any sales, use, property, excise, occupation, import or export tax or other non-refundable or non-creditable taxes paid by Distributor (excluding income tax) for such inventory, plus (iii) the cost of freight, insurance, warehouse handling, and any other direct expenses paid by Distributor related to the movement of such inventory from the Producer Location to Distributor’s warehouse or distribution center.

(d) All promotional literature, data sheets, sales aids, and other similar materials or effects which the Producer may have furnished to the Distributor in connection with its activities hereunder, will be returned immediately upon notice of termination. Such material will be shipped to Producer to any location selected by Producer within the Trading Area. Distributor shall cease immediately upon termination of this Agreement any activity which could reasonably be understood as Distributor representing that it is a Producer distributor.

12. Indemnification.

(a) Subject to Sections 5 and 13, Distributor will indemnify, defend and hold Producer harmless from and against any and all claims and demands in each case made by third parties and all resulting liabilities, obligations, costs, losses and expenses, including court or arbitration costs and reasonable attorneys’ and experts’ fees, that Producer may suffer to the extent resulting from or arising out of: (i) any breach by Distributor (or any sub-distributor) of any of its obligations or any of its representations or warranties contained in this Agreement; (ii) any unauthorized act of Distributor, its sub-distributors, or any of their agents or employees; (iii) the negligent acts or omissions or willful misconduct of Distributor or its sub-distributors; or (iv) the relationship between Distributor and any of its sub-distributors (even if approved in accordance with Section 1(a)), or the termination thereof. At Producer’s election, in its sole discretion, Distributor will take reasonable steps to defend Producer with respect to any claim by a third party that is subject to the foregoing indemnity obligation in any action, suit or other proceeding and select counsel that is reasonably satisfactory to Producer, and Producer may participate in (at Producer’s expense) all aspects of, any such proceeding, including any settlement thereof (subject to Section 12(b)). Where Producer elects to defend the claim, Distributor may participate (at its expense) in all aspects of any proceeding, including any settlement of the claim (subject to Section 12(b)).

(b) The indemnified party will provide prompt written notice of a claim to the indemnifying party; provided that the failure of any indemnified party to give notice will not relieve the indemnifying party of its obligations under this Section 12, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. The indemnifying party agrees to timely reimburse the indemnified party for expenses incurred in connection with a claim for which the indemnified party is entitled to indemnification under this Section 12. The party that has assumed the defense of any claim pursuant to Section 12(a) may not settle the claim without the written consent of the other party unless (i) the terms of such settlement do not impose any obligations or restrictions on the indemnified party, (ii) the full amount of any monetary settlement is paid by the indemnifying party, and (iii) the indemnified party receives as part of such settlement a legal, binding and enforceable unconditional release providing that such third party claim and any claimed liability of the indemnified party with respect to the third party claim is fully satisfied by reason of such settlement and that the indemnified party is being released from any and all obligations and liabilities it may have with respect to the third party claim.

13. Limitations on Liability. Neither Producer nor the Distributor shall, by reason of the termination or non-renewal of the Distributor’s distributorship of the Products, be liable to the other for any indemnification, compensation, reimbursement or damages on account of the loss of prospective profits on anticipated sales, or on account of expenditures, investments, leases or commitments in connection with the business or goodwill of Producer or the Distributor, or otherwise. Irrespective of whether such obligations or liabilities may be contemplated in the laws of the Trading Area or elsewhere, both parties hereby waive any rights (if any) each may have to such indemnification, compensation, reimbursement and damages in the event of the termination or non-renewal of the Distributor’s distributorship of the Products.

14. Notice. Except for purchase orders and invoices, which may be sent by e-mail or such other written means as the parties may agree from time to time, all notices to be given hereunder shall be deemed sufficient if in writing and sent to the addresses set forth below, or to such other addresses as may be subsequently designated by the parties in the manner provided herein, by registered or certified mail, return receipt requested, postage prepaid, or by nationally recognized overnight courier service:

To Producer:	To Distributor:
SCR- Sibelco NV Plantin en Moretuslei 1a, 2018 Antwerp Belgium Attention: Laurence Boens, Group Legal Counsel	Covia Holdings Corporation 258 Elm Street, New Canaan, CT 06840 United States of America Attention: General Counsel

15. Excusable Non-Performance. A party shall not be liable for failure to perform any part of this Agreement, except for the payment of money (which obligation is not affected by this Section 15), to the extent and duration that such failure to perform is on account of Acts of God or any government, fire, strike, labor dispute, accident, war, insurrection, embargoes, delays of carriers or suppliers, or for any other causes beyond such party’s reasonable control or without its fault (“Force Majeure”). In the case of any delay or failure that either party anticipates will cause an excusable delay hereunder, such party will, within ten (10) days of becoming aware of such delay or failure, give the other party written notice thereof, including a description of the steps (if any) such party is taking to alleviate the underlying issue.

16. General.

(a) This Agreement, including the attached Exhibits, which are incorporated herein, contains the entire agreement and understanding between Producer and Distributor with respect to the distribution of the Products and supersedes and replaces all prior agreements and understandings, oral or written, with respect to the same. Except as otherwise expressly provided in this Agreement, this Agreement shall not be amended or modified except by a written instrument signed by both Producer and Distributor. It is recognized that Distributor may from time to time issue a purchase order or other similar transactional form or document, and that, other than with respect to the identification of specific quantities of Product being ordered from Producer, any terms and conditions contained on such forms and documents shall be of no force and effect, and shall not constitute a modification or amendment of this Agreement absent Producer’s specific, written agreement.

(b) This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives and permitted successors and assigns. Neither party may assign this Agreement without the other party’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

(c) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, not including the 1980 United Nations Convention for the International Sale of Goods and notwithstanding the principles, if any, that would otherwise govern the choice of applicable law. Each party agrees that any and all litigation it may initiate arising out of the interpretation, enforcement or breach of any provision of this Agreement shall be brought in the State of New York in any court having competent subject matter jurisdiction over such dispute. Additionally, each party hereby submits itself to the jurisdiction of any court in the State of New York having competent subject matter jurisdiction.

(d) The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver of either party of any breach of this Agreement, shall not prevent a subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

(e) The section headings used in this Agreement are for reference purposes only, and shall not affect the interpretation of this Agreement.

(d) The terms of Sections 4(b), 5, 7, 8, 11, 12, 13, 15, 17 and this Section 16 (each to the extent applicable after the Term) will survive the expiration or termination of this Agreement for any reason.

17. Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

DISTRIBUTOR		PRODUCER

Covia Holdings Corporation		SCR-Sibelco NV

By:	/s/ Campbell Jones	By:	/s/ Kurt Decat
Name: Campbell Jones		Name: Kurt Decat
Its: Executive Vice President and Chief Operating Officer		Its: Member of Executive Committee

SCR-Sibelco NV

		By:	/s/ Laurence Boens
Name: Laurence Boens
Its: Member of Executive Committee

Signature Page to Distribution Agreement (Sibelco as Producer)

EXHIBIT A

Products

Product Name	Industry	Producer Location
Sodium Feldspar Chips	Tiles and Engobes	Turkey
Ball Clay Shredded/Blended	Tiles and Engobes	Kingsteignton, Mertsalovo

EXHIBIT B

Industries

Industry	Applicable Minimum
Tiles and Engobes	80,000 metric tons

EXHIBIT C

Trading Area

Jurisdiction	Applicable Minimum
North America and Mexico	80,000 metric tons

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